Exhibit 10.12

AMENDED AND RESTATED FACILITIES AGREEMENT

This Amended and Restated Facilities Agreement (this “Agreement”) is made as of March 13, 2012, by and between Perfect Sting Racing Corporation, a Delaware corporation (the “Company”), and Golden Pegasus Racing Incorporated, a Delaware corporation (“Golden Pegasus”).

WHEREAS, the Company and Golden Pegasus are parties to that certain Facilities Agreement dated as of December 16, 2011 (the “Original Agreement”); and

WHEREAS, the Company and Golden Pegasus have agreed to amend and restate the Original Agreement in its entirety under the terms and conditions provided herein.

In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

Section 1 – Appointment of Golden Pegasus

1.1 Appointment. The facilities and operations of the Company (other than those subject to the Training and Maintenance Agreement dated as of December 16, 2011 between the Company and Golden Pegasus (the “Training and Maintenance Agreement”)) shall be managed by Golden Pegasus pursuant to this Agreement.

1.2 Golden Pegasus Not a Fiduciary. To the fullest extent permitted by law, neither Golden Pegasus nor its affiliates, nor any of their respective officers, directors, members, partners, managers, employees, representatives or agents (other than the directors and officers of the Company), in their capacities as such (collectively, the “Golden Pegasus Parties”), shall owe any fiduciary or similar duty or obligation whatsoever to the Company or its shareholders.

Section 2 – Term

2.1 Term. The term of this Agreement (the “Term”) shall commence on December 16, 2011 and shall continue until the operations of the Company have been discontinued and its liquidation has been completed, unless earlier terminated in accordance with the terms hereof.

2.2 Termination. The Term may be terminated exclusively as follows:

(a) By Golden Pegasus upon written notice to the Company in the event the term of the Training and Maintenance Agreement has been terminated or notice of termination thereof has been given in accordance with its terms, provided that the notice to be given by Golden Pegasus hereunder shall be required to be given in advance of the date of its effectiveness to the extent required to cause the Term to terminate no earlier than the term of the Training and Maintenance Agreement; or

(b) By the Company upon notice to Golden Pegasus.

2.3 Successor. Upon termination of the Term, the Company shall, as promptly as is reasonably practicable, appoint a successor manager to succeed to the duties and responsibilities of Golden Pegasus hereunder. Golden Pegasus shall provide all reasonable transition services requested by the Company for a period of 180 days following any termination of the Term and shall, if requested, assign to the Company any agreements (other than agreements with affiliates of Golden Pegasus) for the provision of services or products being furnished to the Company hereunder.

Section 3 – Services

3.1 Accounting and Financial Record-Keeping. (a) Golden Pegasus shall, solely as agent for the Company and under the supervision of the Company’s Chief Financial Officer, (i) maintain the accounting and financial records of the Company, (ii) maintain the cash management system of the Company and (iii) make cash disbursements for the Company’s account.

(b) Golden Pegasus shall, solely as agent for the Company and under the supervision of the Company’s Chief Financial Officer, prepare and file with the Securities and Exchange Commission and any other applicable regulatory bodies the filings required to be made by the Company as a public reporting company under applicable securities laws.

(c) Golden Pegasus shall, solely as agent for the Company and under the supervision of the Company’s Chief Financial Officer, take any and all other actions as directed by the Company and as agreed to by the Company and Golden Pegasus.

3.2 Other Services. The Company hereby engages Golden Pegasus to provide the Company with the following administrative services:

(a) to pay and/or advance (for and on behalf of the Company) fees, charges and expenses owed by the Company, and/or federal, state and local taxes owed by the Company, and/or employment compensation, payroll funds, employee benefits, employment taxes or withholdings, and other employment related taxes, expenses or payments owed by the Company;

(b) to procure and oversee independent professional advice and/or services for the Company, including, without limitation, legal services, regulatory services and consulting services;

(c) to procure and maintain appropriate insurance coverage for the Company, and make and settle claims under insurance policies for liabilities of the Company and/or damage to the Company’s property or business;

(d) general administrative, management, and support services with respect to the Company; and

(e) such other services as the Company and Golden Pegasus shall from time to time agree upon.

3.3 Subcontracting. Golden Pegasus shall be permitted to subcontract or otherwise delegate any or all of its rights, duties and obligations hereunder to one or more third parties selected by Golden Pegasus, including affiliates of Golden Pegasus, provided that (a) the terms of each such arrangement shall be on terms consistent herewith, including without limitation by requiring that the applicable third party perform its duties and obligations thereunder in a manner consistent with Section 3.4, (b) no such arrangement shall relieve Golden Pegasus of its obligation to ensure the performance of all of the duties and responsibilities contemplated to be performed by Golden Pegasus under this Agreement and (c) each such arrangement (other than an arrangement with an affiliate of Golden Pegasus) shall acknowledge the Company as an intended third party beneficiary thereof and provide that upon any termination of this Agreement such arrangement may at the Company’s option be assigned to the Company without any consent being required to be obtained from such third party.

3.4 Degree of Care. Golden Pegasus shall employ the degree of care that would be exercised by a prudent manager in discharging obligations comparable to those undertaken by Golden Pegasus hereunder. Golden Pegasus Parties shall not be liable for any claim or loss arising from the performance of Golden Pegasus’s duties hereunder unless it is established by clear and convincing evidence that such degree of care was not employed, and Golden Pegasus Parties shall not be liable for, and are hereby released from, liability with respect to any such claim or loss to the extent that Golden Pegasus has obtained insurance which compensates or indemnifies the Company from such loss or injury. To the extent Golden Pegasus subcontracts or otherwise delegates its responsibilities hereunder to another person or entity, such person or entity shall be selected with reasonable care.

Section 4 – Compensation; Costs and Expenses

4.1 Compensation . Golden Pegasus shall not be entitled to separate compensation hereunder, it being understood that Golden Pegasus’s services hereunder (including those to be performed following the termination of the Training and Maintenance Agreement) are provided as an inducement to the Company to enter into the Training and Maintenance Agreement and certain transactions related thereto.

4.2 Costs and Expenses . Golden Pegasus shall be entitled to be reimbursed for filing fees and other direct, out-of-pocket expenses incurred by Golden Pegasus in discharging its duties pursuant to Section 3.1(b). Golden Pegasus shall not be entitled to reimbursement of any other expenses incurred by it in performing this Agreement.

Section 6 – Additional Agreements

6.1 Indemnity. (a) (i) The Company shall indemnify and hold harmless Golden Pegasus, affiliates and their respective officers, directors, employees and (to the extent requested by Golden Pegasus) agents (collectively, the “Golden Pegasus Indemnified Parties”) from and against any loss, expense, damage or injury suffered or sustained by it by reason of any acts, omissions or alleged acts or omissions arising out of a Golden Pegasus Indemnified Party’s activities on behalf of the Company or in furtherance of the interests of the Company, including but not limited to any judgment, award or amount paid in settlement, as well as reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, provided that the acts, omissions or alleged acts or omissions, of Golden Pegasus Indemnified Party did not constitute gross negligence or willful misconduct. Notwithstanding the foregoing, in no event shall the Company be obligated to indemnify a Golden Pegasus Indemnified Party with respect to any cost or expense that is to be borne by Golden Pegasus under the terms of this Agreement.

(ii) Golden Pegasus shall indemnify and hold harmless the Company and its officers, directors, employees and agents from and against any loss, expense, damage or injury suffered or sustained by it by reason of any acts, omissions or alleged acts or omissions arising out of activities on behalf of the Company or in furtherance of the interests of the Company by Golden Pegasus or any person or entity to whom Golden Pegasus has subcontracted or otherwise delegated any of its rights, duties and obligations hereunder, solely to the extent such acts or omissions are judicially determined to have constituted the gross negligence or willful misconduct of Golden Pegasus or such other person or entity.

(b) In the case of any claim asserted by a third party against a person or entity entitled to indemnification under this Agreement (the “Indemnified Party”), notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) as soon as practicable after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought. If the Indemnifying Party acknowledges that the third party claim is within the scope of the indemnification obligations of the Indemnifying Party, the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any third party claim or any litigation with a third party resulting therefrom; provided, however, that (a) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed), (b) the Indemnified Party may participate in such defense at such Indemnified Party’s expense (which shall not be subject to reimbursement hereunder except as provided below), and (c) the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually and materially prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such claim or litigation. Notwithstanding anything to the contrary contained herein, the Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party, or there are separate defenses available to the Indemnified Party, that would make such separate representation advisable. If the Indemnifying Party does not accept the defense of any matter as above provided within thirty (30) days after receipt of the notice from the Indemnified Party described above, the Indemnified Party shall have the full right to defend against any such claim or demand at the sole cost of the Indemnifying Party and shall be entitled to settle, confess a judgment to or agree to pay all or any portion of such claim or demand with the consent, in each case, of the Indemnifying Party, which consent shall not be unreasonably withheld. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any claim or litigation subject to this Section 6.1 and the records of each shall be reasonably available to the other with respect to such defense.

Section 7 – Miscellaneous

7.1 Assignment . Except as provided in Section 3.3, neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party.

7.2 Independent Contractor. Nothing herein shall be construed to create a joint venture or partnership between the parties hereto. Golden Pegasus shall be an independent contractor pursuant to this Agreement.

7.3 Notices. Any notice to be given under this Agreement shall be deemed given when delivered by hand, via email (if to the Company, at lyle.strachan@stronachgroup.com, and if to Golden Pegasus, at Mike.Rogers@stronachgroup.com), or on the third business day following the deposit of such notice in the U.S. mail, postage prepaid, first class, registered or certified mail, return receipt requested, addressed to:

if to Golden Pegasus:

Golden Pegasus Racing Incorporated

14875 Bayview Avenue

Aurora, Ontario, Canada

L4G 0K8

Attention: Mike Rogers

if to the Company:

Perfect Sting Racing Corporation

in care of The Stronach Group

337 Magna Drive

Aurora, Ontario, Canada

L4G 7K1

Attention: Lyle Strachan

A party may change its notice address by notice to the other party in the manner set forth above.

7.4 Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles of such state.

7.5 Binding Effect of Agreement. This Agreement shall bind and benefit the parties hereto and their successors and permitted assigns.

7.6 Counterparts and Facsimile Signatures. This Agreement and any and all other documents or instruments referred to herein may be executed with counterpart signatures all of which taken together shall constitute an original without the necessity of all parties signing each documents. This Agreement may also be executed by signatures to facsimile or electronic transmittal documents in lieu of an original or machine generated or copied document.

7.7 Binding Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration by a single neutral arbitrator pursuant to the applicable arbitration rules of JAMS, and judgment on the award rendered by the arbitrator shall be binding, conclusive and non-appealable and may be entered in any court having jurisdiction thereof.

7.8 Entire Agreement . This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and/or oral, between such parties. This Agreement may not be modified except in a writing signed by both parties.

7.9 Attorney Fees. In the event of any action or proceeding to declare or enforce the terms of the Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs, in addition to any other relief that may be granted.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

PERFECT STING RACING CORPORATION

By:	/s/ Lyle Strachan
	Name:	Lyle Strachan
	Title:	Chief Financial Officer

GOLDEN PEGASUS RACING INCORPORATED

By:	/s/ Michael Rogers
	Name:	Michael Rogers
	Title:	Chief Executive Officer